Exhibit 3.1

Amendment to the Bylaws of Barrett Business Services, Inc.

Article VI is hereby amended and restated in its entirety as follows:

"Section 1. Certificates for Shares. The shares of the corporation's stock may be certificated or uncertificated, as provided under the Maryland Corporations and Associations Code. All uncertificated shares shall be evidenced by a book entry system administered by the corporation's transfer agent pursuant to procedures, terms, and conditions as the corporation and the transfer agent shall adopt from time to time. The board of directors shall designate the class or classes of the corporation's securities that may be represented by uncertificated shares. Upon the issuance or transfer of uncertificated shares, the corporation shall cause the stockholder to be sent a written statement containing the information that is required for certificated shares under Maryland law relating to the share's class, restrictions on alienability and other designations. Certificated shares shall be signed manually by the president or a vice president and by the secretary or an assistant secretary and may be sealed with the corporate seal or a facsimile thereof. The signatures of such officers on a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the corporation itself or an employee of the corporation. All certificates for shares of stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificates for shares or uncertificated shares shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, stolen, destroyed, or mutilated certificate a new certificate may be issued therefor on such terms and indemnity to the corporation as the board of directors may prescribe.

"Section 2. Transfer of Shares. Transfer of shares of stock of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation, and on surrender for the cancellation of the certificate, if any, for such shares. The person in whose name shares of stock stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes."